Exhibit 99.1

                              [Company Letterhead]

                                  PRESS RELEASE

SST ADOPTS SHAREHOLDER RIGHTS PLAN

     Sunnyvale, California, May 4, 1999 - SST (SILICON STORAGE TECHNOLOGY, INC.) (Nasdaq: SSTI) announced that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of May 27, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

     The Rights Plan is designed to enable all SST shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire SST. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of the SST Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of SST's Common Stock, all rightsholders except the buyer will be entitled to acquire SST Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of SST's Common Stock without negotiations with the Board. Bing Yeh, the Company's President and Chief Executive Officer, and his affiliates and associates will be exempt from the 15 percent limitation under the Rights Plan.

     The rights will trade with SST's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the shareholders. SST's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the SST Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date.

     Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for the computer, communications and consumer markets. SST's product families include low-cost, high-functionality flash memory components and CompactFlash card mass storage products. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees: Acer Semiconductor Manufacturing, Inc. (ACER), IBM, Samsung Electronics Co. Ltd., Sanyo Electric Co. Ltd., Seiko Epson Corp., and Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC). Further information on SST can be found on the company's website at http://www.ssti.com.



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     NOTE:  The SST logo and  SuperFlash  are  registered  trademarks of Silicon
Storage Technology, Inc.